Clearwater Management, Inc.
                                 Code of Ethics


Standards of Conduct

The Investment Advisers Act of 1940 (the "Advisers Act") declares that a federally registered investment adviser, which CMC is, is a fiduciary and has the utmost duty of good faith to act solely in the best interests of each and every one of its clients. Our clients entrust us with their funds and securities. This trust requires that CMC as a company and each of us individually act with the highest level of integrity in all of our dealings. Our fiduciary duty to our clients is the core principle underlying this Code of Ethics and is the basis of all of our dealings with our clients. Included in these core principles are that each employee and director will act in the best interests of each of our clients, that the interests of our clients will be placed ahead of the Company's or any employee's or director's investment interests and that they will not take inappropriate advantage of their position with the Company.

Employees and directors are expected to comply with the federal securities laws. CMC has a fiduciary relationship with its clients and expects that all employees and directors take compliance with the securities laws seriously. No set of policies and procedures can anticipate all ethical and compliance issues. Employees and directors are expected to observe the spirit as well as the letter of the Company's Code of Ethics--to promote a culture of compliance, ethics and client service. Questions involving the application of CMC's Code of Ethics should be brought to the Chief Compliance Officer ("CCO"). References to the CCO in this code of ethics include the person or persons the CCO may designate to fulfill that particular function.


Policies to Prevent Insider Trading

                       Policy Statement on Insider Trading

It is a serious federal offense for any person to purchase or sell securities while in possession of material nonpublic information about the securities or the company that issued them. It is also unlawful to communicate inside information to others who may trade on the basis of that information. The Insider Trading and Security Fraud Enforcement Act of 1988 ("ITSFEA") was signed into law on November 18, 1988, giving federal authorities the power to prosecute any individual, employee and/or employer, who uses confidential client information for his or her own benefit or who communicates confidential client information to others. ITSFEA also provides for claims by those who were disadvantaged by the insider trading.

The term "insider trading" is not defined in the federal securities law, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

o    trading  by  an  insider,   while  in  possession  of  material   nonpublic
     information, or

o trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

o    communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement you have any questions, you should consult the CMC's CCO.

1. What Is Insider Trading?

Insider trading consists of purchasing or selling a security while the purchaser or seller is in possession of material nonpublic information about the issuer of the security or the market for the security. In most cases, the securities that have been the subject of insider trading have been common stock of publicly traded corporations. However, trading in options on common stock or, in certain circumstances, even publicly traded bonds and other debt securities could violate the prohibition on insider trading. The classic example of insider trading occurs when an employee of a corporation buys or sells its common stock on the basis of information about the corporation learned in the course of the employee's duties.

Inside information is not limited to information about a public corporation. Material information may also consist of information about substantial buy and sell decisions for accounts managed or serviced by the Company. For example, if you know that the Company is directing the sale of a significant block of stock for one or more of its accounts, you have inside information as to that stock and should not trade until after the Company's selling has been concluded. Restrictions on purchases and sales of securities held or considered for purchase by Company accounts are already the subject of the Company's policies on personal securities trading. It is of critical importance that you familiarize yourself with those policies and comply with them at all times.

2. What Is Material Information?

Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Information that is usually material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary management developments.

Material information may also relate to the market for the security. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered to be as material information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3. What Is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, including reputable internet sites, would be considered public.

4. Penalties For Insider Trading.

Penalties for trading on or communication of material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                  o   civil injunctions
                  o   treble damages
                  o   disgorgement of profits
                  o   jail sentences
                  o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited , and
                  o fines for the employer or other controlling person of up to the greater of $l,000,000 or three times the amount of the profit gained or loss avoided.

In addition any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

5. What If You Have A Question?

Legal advice on these matters can always be arranged through the CCO, without charge, and should be requested whenever there is any question as to the propriety of any conduct. As a general rule, when in doubt, ask for help; it is frequently possible to limit or even prevent any damage.


                      Procedures to Implement the Company's
                         Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of the Company in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of the Company must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the CCO.

1. Identify Inside Information.

Before trading for yourself, trading for others or providing investment advice to others, including investment companies or private accounts managed by the Company, in the securities or a company about which you may have potential inside information, ask yourself the following questions:

o Is the information material? Is this information that an investor would consider important in making his or her investment decisions? If this substantially affect the market price of the securities if generally disclosed?

o Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after the consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

o First, determine if you need to trade or provide advice regarding the security, or discuss the information with anyone. If not, do not communicate the information inside or outside the Company until it is clear that it has been effectively disseminated to the market. Otherwise,

o    Report the matter immediately to the CCO.

o Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by CMC.

o Do not communicate the information inside or outside the Company, other than to the CCO or to other personnel at the Company who require such information in connection with their responsibilities at the Company.

o After the CCO has reviewed the issues, you will either be instructed to continue the restrictions against trading and communication or you will be allowed to trade and communicate the information.

2.   Securities Trading Policies

A.   Personal Securities Trading

The Company will review all reports of personal securities holdings and transactions that are already required to be filed pursuant to the Investment Advisers Act of 1940 and related rules. The Form for reporting personal securities holdings and transactions, which must be filed with the CCO by all directors, officers and employees who, in connection with their duties, obtain information concerning securities recommendations, has been revised to include a representation that the reporting person has not violated the Company's policies to prevent insider trading.

B.   Securities Trading for Accounts

No one may buy or sell a security for a client account if he or she has material nonpublic information with respect to the issuer of the security. In the event that any employee becomes aware of material nonpublic information relating to the issuer of the security, the employee should immediately advise the CCO. The CCO shall promptly institute trading restrictions on the applicable security by advising all employees responsible for either making investment recommendations or placing orders that trading in such security is prohibited until further notice. Trading restrictions may be rescinded only after the material nonpublic information has become public, or has otherwise dissipated.

C.  Conflicts of Interest Policies

The Company has policies on conflicts of interest with respect to personal trading and client accounts, and these policies will remain in full force and effect.

3.   Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons with the Company, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

4.   Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

5.  Working Together to Prevent Abuses

The prevention of insider trading violations requires constant attention. Your suggestions may contribute in a critical way to the effectiveness of these procedures. If you become aware of any situation that may possibly result in an insider trading violation, you should report the situation to the CCO immediately. Such a situation could involve an indiscreet member of management or the staff, or it could relate to the manner in which written communications of material nonpublic information are disseminated or otherwise handled by employees. Your suggestions for improving these procedures are always welcome.

                   Additional Procedures to implement the CMC
                         Policy Against Insider Trading

CMC's basic policies and procedures are contained in the documents titled Clearwater Management Company, Inc. Policy Statement on Insider Trading, Procedures to Implement the Company's Policy Against Insider Trading, and Supervisory Procedures. The following procedures are designed to provide additional rules to implement the Company's goals of preventing insider trading, eliminating the potential for embarrassment to CMC or its clients even where a technical violation may not exist, and limiting interference with CMC's provision of services to its clients.

Inside information and the knowledge of its existence should be limited to as few people as possible so as not to interfere with the Company's business.

Employees and directors who know they have inside information should not communicate it to anyone who does not have a legitimate business need to know and should not be involved with trades in that company's securities.

If a question arises about a security a person wishes to trade personally or for a client account, the CCO should be consulted. If it is determined that inside information exists, the person making the inquiry and the CCO are prohibited from trading in the company's securities and disseminating any information regarding the inquiry until the information has been effectively disseminated to the market. If the information and knowledge of its existence has been contained, no further trading prohibitions will be enforced. A memorandum is to be written to the file regarding the determination.

If the above discussed inside information or knowledge of its existence has not been contained or if it involves a company where an employee, director or client is an affiliate:

o    No trades through CMC or its affiliates may be executed.

o Employees or directors who have knowledge of the inside information may not trade securities of the subject company.

In situations where the inside information has been contained a Company-wide prohibition on trading the subject company's securities will generally not be communicated. This will allow directors and employees who do not have knowledge of either the inside information or the limited trading restriction, discussed above, to trade the subject securities.

                               Education Seminars

Seminars will be held for all employees at least annually during the second half of each year. Additional seminars will be held as necessitated by changes in regulations or in response to issues which arise.

                             Supervisory Procedures

The role of the CCO is critical to the implementation and maintenance of the Company's policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications--prevention of insider trading and detection of insider trading.

1. Prevention of Insider Trading

To prevent insider trading, the CCO should:

o provide on a regular basis, an educational program to familiarize officers, directors and employees with the Company's policy and procedures,

o    answer questions regarding the Company's policy and procedures,

o    answer questions regarding the Company's policy and procedures,

o resolve issues of whether information received by an officer, director or employee of the Company is material and nonpublic,

o review on a regular basis and update as necessary the Company's policy and procedures,

o when it has been determined that an officer, director or employee of the Company has material nonpublic information,

o    implement measures to prevent dissemination of such information,

o if necessary, restrict officers, directors and employees from trading the securities, and

o promptly review, and either approve or disapprove, in writing, each request of an officer, director or employee for clearance to trade in specified securities.

2. Detection of Insider Trading

To detect insider trading, the CCO should:

o review the personal trading reports filed by each Access to determine whether:

o all employees who should be filing such reports are actually doing so; that is, whether every employee who may in the course of his or her employment obtain information concerning securities recommendations has been filing reports;

o    reports are being filed on a timely basis; and

o the reports on file indicate any trades on the basis of inside or confidential information; that is, whether there are any suspicious patterns or other indications of possible misconduct evidenced in such reports.

o    review the trading activity of the accounts managed by the Company,

o review trading activity of any accounts of the Company and its affiliated companies, and

o coordinate the review of such reports with other appropriate officers, directors or employees of the Company.

o The CCO should submit her personal trading reports to the Chairman or his designee who should review them carefully.

3. Special Reports to Management

Promptly, upon learning of a potential violation of the Company's Policy and Procedures to Detect and Prevent Insider Trading, the CCO should prepare a written report to the Company's Board of Directors providing full details and recommendations for further action.

4. Annual Reports of Management to the Board

On an annual basis, the CCO should prepare a written report to the Company's Board of Directors setting forth the following:

o    a summary of existing procedures to detect and prevent insider trading,

o full details of any investigation, either internal or by a regulatory agency, of

o    any suspected insider trading and the results of such investigation,

o an evaluation of the current procedures and any recommendations for improvement, and

o a description of the Company's continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

Employee Personal Trading and Security Holdings Reporting Policies

                  CMC has adopted the Code of Ethics of the Clearwater Investment Trust ("CIT"). The term "Covered Security" as used in the CIT Code shall have the meaning of "Reportable Security" as used in
         Section 204A of the Investment Advisers Act of 1940.

                           CLEARWATER INVESTMENT TRUST
                         CLEARWATER MANAGEMENT CO., INC.
                         PARAMETRIC PORTFOLIO ASSOCIATES
                        KENNEDY CAPITAL MANAGEMENT, INC.
                        SIT FIXED INCOME ADVISORS II, LLC

                                 CODE OF ETHICS

1.       DEFINITIONS

     Person of Clearwater Investment Trust (the "Trust"); Clearwater Management Co., Inc. or any other Advisor to the Trust (the "Advisor"); Parametric Portfolio Associates, Kennedy Capital Management, Inc., Sit Fixed Income Advisors II, LLP or any other subadviser to the Trust (the "subadvisers").

1.2 Advisory Person. The term "Advisory Person" means (i) any employee of any of the Trust, the Advisor or the subadvisers who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by the Trust or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (ii) any natural person in a control relationship to any of the Trust, the Advisor or the subadvisers who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a Covered Security.

1.3 Being Considered for Purchase or Sale. A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

1.4 Beneficial Ownership. "Beneficial Ownership" of a Covered Security means the direct or indirect ownership of any right to any pecuniary benefit (other than a broker's commission, advisory fee based on a percentage of net assets or annual Trustees' fee) from holding, purchasing and/or selling such Covered Security. No person shall be considered to have "beneficial ownership" of a Covered Security for purposes of this Code of Ethics solely by reason of his or her possessing any voting and/or dispositive power with respect to the Covered Security.

1.5 Control. "Control" has the meaning set forth in Section 2(a)(9) of the Investment Company Act of 1940.

1.6 Disinterested Director. "Disinterested Director" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of
     Section 2(a)(19) of the Investment Company Act of 1940.

1.7 Purchase or Sale of a Covered Security. The purchase or sale of a Covered Security includes the writing of an option to purchase or sell a Covered Security.

1.8 Covered Security. "Covered Security" has the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that "Covered Security" shall not include direct obligations of the government of the United States, bankers' acceptances, commercial paper, high quality short-term debt instruments (including repurchase agreements) or shares of non-Clearwater registered mutual funds. The shares of any Clearwater Fund are Covered Securities.

1.9 Security in Play. A "Security in Play" is a Covered Security (as defined herein) which (a) has been purchased or sold by the Trust within the preceding 7 days or is expected to be purchased or sold within the next 7 days or (b) is being considered by the Advisor, the subadvisers or any Advisory Employee for purchase or sale by the Trust.

2.       PROHIBITED TRANSACTIONS AND CONDUCT

2.1 No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has or, by reason of such transaction, acquires any direct or indirect beneficial ownership if he or she knew or should have known that, such Covered Security was a Security in Play.

2.2 No Access Person shall purchase or sell, or cause to be purchased or sold, for any account as to which he or she is an investment adviser, trustee or other fiduciary, any Security in Play if any such purchase or sale might prejudice the interests of the Trust in purchasing or selling such security. Transactions which might prejudice the interests of the Trust include transactions which may (a) increase the price of a Security in Play which is being purchased or considered for purchase or (b) decrease the price of a Security in Play which is being sold or considered for sale.

2.3 No Access Person shall communicate to any person who is not an Access Person any material information relating to (a) purchases or sales of securities by the Trust (except to the extent previously disclosed in a periodic report of the Trust) or (b) Securities in Play.

2.4 No Access Person shall acquire directly or indirectly any beneficial ownership in any securities in an initial public offering or Limited Offering (private placement) without first obtaining approval from the Treasurer or other authorized person of the Trust.

3.       EXEMPT TRANSACTIONS

     The prohibitions in Section 2 of this Code shall not apply to:

3.1 Purchases or sales for an account with respect to which no Access Person has any direct or indirect influence or control.

3.2  Purchases  or sales  which  are  non-volitional  on the  part of an  Access
     Person.

3.3 Purchases which are part of an Automatic Investment Plan including dividend reinvestment plans.

3.4 Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

3.5 Purchases or sales which receive the prior approval of the Treasurer or other authorized person of the Trust, which approval has been given after a determination that the purchase or sale would not be prejudicial to the Trust.

4.       REPORTING BY ACCESS PERSONS

4.1 Each Access Person, except disinterested Trustees described in Section 4.2, shall report to the Trust the information described in Sections 4.3, 4.4 and 4.5, provided that no report shall be required where such a report is a duplication of a report filed with the Treasurer, other authorized person of the Trust or an investment adviser to the Trust pursuant to the Investment Advisers act of 1940 or any rule promulgated thereunder.

4.2 The reporting requirements of Section 4.1 shall not apply to a Trustee who is not an "interested person" within the meaning of Section 2 (a) (19) of the Investment Company Act of 1940, and would be required to make such a report solely by reason of being a Trustee of the Trust, except where such Trustee had, or in the ordinary course of fulfilling his official duties as a Trustee, should have had knowledge of Securities in Play.

4.3 Initial Holdings Report. Not later than ten (10) days after becoming an Access Person, such person shall file an initial holdings report (which information must be current as of a date prior no more than 45 days prior to the date of becoming an access person) with the Treasurer or other authorized person of the Trust listing name, number of shares and principal amount of all Covered Securities beneficially owned by such person; listing any securities account such person maintains with a broker, dealer or other person and the date the report is submitted.

4.4 Annual Holdings Report. On or before January 30 of each year, each Access Person shall file with the Treasurer or other authorized person of the Trust an annual holdings report containing the following information as of a date no more than 45 days prior to prior to the date the report is submitted: the title, number of shares and principal amount of each Covered Security beneficially owned, and the name of any broker, dealer or other person with whom such person maintains an account in which any securities are held for benefit of such person.

4.5 Quarterly Securities Transaction Report. Not later than 30 days after the end of every calendar quarter, each Access Person shall file a Quarterly Securities Transaction Report with the Treasurer or other authorized person of the Trust which shall state the title and amount of the Covered Security or Securities involved; the interest rate and maturity date (if applicable); the date and nature of each transaction (i.e., purchase, sale or other acquisition or disposition); the price at which each transaction was effected; and the name of the broker, dealer or other person with or through whom each transaction was effected; and the date the report was submitted. If no transactions occurred during the period, the report shall so indicate. With respect to any account established during the quarter by the Access Person in which any securities were held for the benefit of such person, the report shall contain the name of the broker, dealer or other person with whom the Access Person established the account, the date the account was established and the date the report was submitted. Each report may state that the reporting of any transaction should not be construed as an admission that the Access Person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates. An Access Person need not make a Quarterly Securities Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Treasurer, other authorized person of the Trust or an investment adviser to the Trust pursuant to the Investment Advisers act of 1940, or any rule promulgated thereunder, within the above time period.

5.       REPORTS REQUIRED TO BE MADE BY SUBADVISERS TO THE TRUST

5.1 The subadvisers shall, upon engagement, provide the Trust with a copy of their Codes of Ethics together with a written certification that they have adopted procedures reasonably necessary to prevent Access Persons from violating the Codes of Ethics.

5.2 Upon the adoption of any material amendment to its Code of Ethics a copy of such amendment shall be immediately provided to the Trust.

5.3 In the event of a violation of the Trust's Code of Ethics or a subadviser's Code of Ethics, the subadviser shall immediately provide specific information about the violation, including sanctions that may have been imposed, to the Trust sufficient to allow the Trustees to make an independent determination whether the reported violation had a material affect on the Trust.

5.4 The subadvisers shall provide annual written certification to the Trust that there have been no violations of the subadviser's and the Trust's Codes of Ethics other than those reported pursuant to section 5.1.

5.5 The subadvisers shall provide annual written certification to the Trust that they have adopted procedures reasonably necessary to prevent Access Persons from violating the Codes of Ethics.

5.6 The subadvisers shall provide annual written certification to the Trust that all material amendments, if any, to their Codes of Ethics have been provided to the Trust.

6.       FAILURE TO COMPLY

Upon learning of a failure to comply with the provisions of this Code, whether advertent or inadvertent, the Board of the Trust or the Advisor may take such action as it deems appropriate under the circumstances.

The following forms are available to furnish the reports required by this Section.









                                                           Current Date




To:      New Access Persons of Clearwater Management Company, Inc.

From:    R. T Holm

RE:      Initial Holdings Report
           Date of Access Person Status


In accordance with Rule 17j-1(d)(1)(i) under Section 17 of the Investment Company Act of 1940 or Rule 204A-1(b)(1) under Section 204A of the Investment Advisers Act of 1940], will you please report in the space below all securities holdings as of a date no more than 45 days prior to the date this report is submitted, in which you have any direct or indirect influence or control and have any direct or indirect beneficial interest. Direct obligations of the government of the United States, bankers' acceptances, commercial paper, high quality short-term debt instruments (including repurchase agreements) or shares of non-Clearwater registered mutual funds are not required to be reported. The shares of any Clearwater Fund are required to be reported.

Holdings in your FCI account have been recorded and need not be reported again. All securities held elsewhere and not recorded on the books of your FCI account should be reported below. Examples of such holdings are those in brokerage accounts, IRA's and employee stock purchase arrangements.

Please sign, date and return your report to me by a date no later than 10 days after you became an Access Person in the envelope provided for your convenience.

Encl.

Name
RE: Initial Holdings Report
January 31, 2005


____ No reportable accounts
____ I hereby report the following holdings


Title & Type   Symbol       Amount
of Security    or CUSIP     (shares or principal)  Broker/Dealer/Bank /Custodian
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================

I hereby confirm that (i) the foregoing information is true and complete and
(ii) I understand the Company's policies and procedures to prevent insider trading and, since the beginning of the calendar year listed above, have not violated any such policies or procedures.


Date:  _______________________     Signature: __________________________________

                                   Print Name:__________________________________






                                December 31, 2004




To:      Access Persons of Clearwater Management Company, Inc.

From:    R. T Holm

RE:      Annual Holdings Report
           January 31, 2005


In accordance with Rule 17j-1(d)(1)(i) under Section 17 of the Investment Company Act of 1940 or Rule 204A-1(b)(1) under Section 204A of the Investment Advisers Act of 1940, will you please report in the space below all securities holdings as of a date no more than 45 days prior to the date this report is submitted, in which you have any direct or indirect influence or control and have any direct or indirect beneficial interest. Direct obligations of the government of the United States, bankers' acceptances, commercial paper, high quality short-term debt instruments (including repurchase agreements) or shares of non-Clearwater registered mutual funds are not required to be reported. The shares of any Clearwater Fund are required to be reported.

Holdings in your FCI account have been recorded and need not be reported again. All securities held elsewhere and not recorded on the books of your FCI account should be reported below. Examples of such holdings are those in brokerage accounts, IRA's and employee stock purchase arrangements.

Please sign, date and return your report to me by January 31, 2005 in the envelope provided for your convenience.

Encl.







Name
RE: Annual Holdings Report
    January 31, 2005


____ No reportable accounts
____ I hereby report the following holdings


Title & Type      Symbol    Amount
of Security       or CUSIP  (shares or principal)  Broker/Dealer/Bank /Custodian
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================
================================================================================

I hereby confirm that (i) the foregoing information is true and complete and
(ii) I understand the Company's policies and procedures to prevent insider trading and, since the beginning of the calendar year listed above, have not violated any such policies or procedures.


Date:  _______________________      Signature: _________________________________

                                    Print Name:_________________________________








                                December 31, 2004




TO:      Access Persons of Clearwater Management Company, Inc.

From:    R. T. Holm

RE:      Personal Securities Transactions Report
            Quarter Ended December 31, 2004


In accordance with Rule 17j-1(d)(1)(ii) of the Securities Exchange Commission under Section 17 of the Investment Company Act of 1940 or 204A-1(b)(1) under
Section 204A of the Investment Advisers Act of 1940, will you please report in the space below any transactions during the quarter indicated above in which you have any direct or indirect influence or control and acquired any direct or indirect beneficial interest. Transactions in direct obligations of the government of the United States, bankers' acceptances, commercial paper, high quality short-term debt instruments (including repurchase agreements) or shares of non-Clearwater registered mutual funds are not required to be reported. Transactions in the shares of any Clearwater Fund are required to be reported. Non-volitional transactions such as dividend reinvestment plans and capital changes need not be reported.


Transactions executed through FCI have been recorded and need not be reported again. All transactions executed elsewhere should be reported below, even if FCI receives duplicate statements since such statements are unlikely to be received within ten days of the end of the quarter. Examples of such transactions are those occurring in brokerage accounts, IRA's and employee stock purchase arrangements.

Additionally, if during the quarter you opened an account with any broker, securities dealer, bank or other custodian that holds securities for your benefit please report in the space provided below the name of the custodian and the date the account was established.

Please return your report to me within 30 days of the end of the reporting period in the envelope provided for your convenience.







Name
RE: Personal Securities Transactions Report
Quarter Ended December 31, 2004



____ No reportable transactions
____ I hereby report the following transactions (attach additional pages if necessary):

Securities Transactions


Securities Transactions



  Security                                                        Broker/Dealer/
Name and Amount          Date     Transaction      Price                    Bank
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________


New Accounts with Brokers, Dealers or other Custodians

Name of  Broker, Dealer or other Custodian             Date Account Established
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________




I hereby confirm that (i) the foregoing information is true and complete and
(ii) I understand the Company's policies and procedures to prevent insider trading and, since the beginning of the calendar quarter listed above, have not violated any such policies or procedures.


Date:  _______________________      Signature: _________________________________

                                    Print Name:_________________________________







Special Circumstances

No policy can anticipate every ethical question nor can it provide for every reasonable exception. Questions should be brought to the CCO. Where warranted the issue will be referred to outside counsel.


Reporting Violations and Whistle Blower Protection

All employees and directors are required to report promptly any violation of this policy to the chief compliance officer (including the discovery of any violation committed by another director or employee). Examples of items that should be reported include but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the Personal Trading Policy. Such violations shall be reported to the CCO on a timely basis.

Employees and directors are encouraged to report any violations or apparent violations. Such reports by directors or employees will not be viewed negatively by Company management, even if the reportable event, upon further review, is determined to not be a violation if the director or employee reported such apparent violation in good faith.


Sanctions

Upon concluding that a violation has occurred the chairman, upon the recommendation of the CCO, may impose any sanctions deemed appropriate including, among other sanctions, a verbal warning, a letter of censure or suspension, disgorgement of profits, and/or termination of employment. Directors who have been found to have committed a violation may be removed from office for cause in accordance with the Company's by-laws.


Record Keeping

All documentation relating to this Code of Ethics shall be maintained in an easily accessible place for a period of five years from the end of the year the document was created--the first two such years in the Saint Paul office. Such documentation includes:

o A copy of this Code of Ethics that is in effect or has been in effect at any time during such five year period,

o A record of any violation of the Code of Ethics and any action taken as a result,

o A copy of all written acknowledgements by employees and directors that they have read and understand and agree to comply with this Code of Ethics.

o A copy of each initial securities holdings report, annual securities holdings report and quarterly securities transaction report filed by all Access Persons,

o A record of the of names the persons who are current Access Persons or were Access Persons at any time during such five year period, and

o A record of any decision to permit and supporting reasons for granting permission for any access person to acquire any securities in an initial public offering or a limited offering private placement.




















Adopted by:

Clearwater Management Company, Inc.

By:_________________________________

Its:_________________________________

Date:_______________________________







                       Clearwater Management Company, Inc.

                                 Code of Ethics


New and Annual Employee and  Director Acknowledgement

I understand that in order to be employed by CMC or serve as a director, I must agree to comply with the Company's Code of Ethics. I have read and understand and agree to comply with this Code of Ethics.


------------------------------------------------ ------------------------
Name - Please Print                              Date


------------------------------------------------
Signature





                                                      version: December 23, 2004